                                                               EXHIBIT 99.(a)(1)

                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK
    (INCLUDING THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                               PURCHASE RIGHTS)

                                      OF

                               PINKERTON'S, INC.

                                      AT

                             $29.00 NET PER SHARE

                                      BY

                          SECURITAS ACQUISITION CORP.
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                 SECURITAS AB

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, MARCH 25, 1999, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 19, 1999 (THE "MERGER AGREEMENT"), BY AND AMONG PINKERTON'S, INC. (THE "COMPANY"), SECURITAS AB ("SECURITAS") AND SECURITAS ACQUISITION CORP. ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                               ----------------

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS. THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14 OF THIS OFFER TO PURCHASE.
                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies.
                               ----------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                    [LOGO]

February 26, 1999

                               TABLE OF CONTENTS

INTRODUCTION...............................................................   1
THE OFFER..................................................................   4
  1.Terms of the Offer.....................................................   4
  2.Acceptance for Payment and Payment.....................................   6
  3.Procedures for Tendering Shares........................................   6
  4.Withdrawal Rights......................................................   9
  5.Certain U.S. Federal Income Tax Consequences...........................   9
  6.Price Range of the Shares; Dividends...................................  10
  7.Effect of the Offer on the Market for the Shares; Stock Listing;
       Exchange Act Registration; Margin Regulations.......................  11
  8.Certain Information Concerning the Company.............................  12
  9.Certain Information Concerning Purchaser and Securitas.................  14
  10.Source and Amount of Funds............................................  16
  11.Background of the Offer; Purpose of the Offer and the Merger; the
       Merger Agreement and Certain Other Agreements.......................  17
  12.Plans for the Company; Other Matters..................................  35
  13.Dividends and Distributions...........................................  37
  14.Conditions to the Offer...............................................  37
  15.Certain Legal Matters.................................................  39
  16.Fees and Expenses.....................................................  42
  17.Miscellaneous ........................................................  42

SCHEDULE I--Information Concerning Directors And Executive Officers of Purchaser and Securitas

TO THE HOLDERS OF COMMON STOCK OF
PINKERTON'S, INC.:

                                 INTRODUCTION

  Securitas Acquisition Corp., a Delaware corporation ("Purchaser"), hereby offers to purchase all outstanding shares of common stock, par value $0.001 per share (the "Company Common Stock"), including the associated rights to purchase Series A Junior Participating Preferred Stock issued under the Rights Agreement (as defined below) (the "Rights" and, together with the Company Common Stock, the "Shares"), of Pinkerton's, Inc., a Delaware corporation (the "Company"), at a price of $29.00 per Share or such higher price as may be paid in the Offer (the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

  Purchaser was formed in connection with the Offer and the transactions contemplated thereby. Purchaser is indirectly wholly owned by Securitas AB, a corporation organized under the laws of Sweden ("Securitas"). For information concerning Purchaser and Securitas, see Section 9 and Schedule I.

  Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of IBJ Whitehall Bank & Trust Company, which is acting as the Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and each such person. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), exclusive financial advisor to the Company, has delivered to the Board of Directors its written opinion, dated February 19, 1999 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions, matters and limitations stated therein, the price per share, in cash, to be received by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully and in its entirety.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER ALSO IS SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE
SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise or conversion of all outstanding options and other rights and securities exercisable into Shares. The Company has represented and warranted to Purchaser that, as of February 19, 1999, there were 12,246,631 shares of Company Common Stock issued and outstanding and

2,272,142 shares of Company Common Stock issuable pursuant to the exercise of outstanding options to purchase Company Common Stock ("Options"). The Merger Agreement provides, among other things, that the Company will not, except as expressly contemplated by the Merger Agreement or as set forth therein, issue any additional Shares (other than Shares issued upon the exercise of Options outstanding on the date of the Merger Agreement). See Section 11. Based on the foregoing and assuming the issuance of 2,272,142 Shares issuable upon the exercise of outstanding Options, Purchaser believes that the Minimum Condition will be satisfied if 7,259,387 Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined below).

  As an inducement and condition to Securitas' and Purchaser's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, the Company entered into a stock option agreement with Securitas, dated as of February 19, 1999 (the "Stock Option Agreement"), pursuant to which, among other things, the Company has granted Securitas an option to purchase up to 2,437,079 shares of Company Common Stock at $29.00 per share (the "Company Option"). The Company Option only can be exercised under certain circumstances described herein. See Section 11.

  As an additional inducement and condition to Securitas' and Purchaser's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, The Thomas W. Wathen Charitable Remainder Unitrust 1999, The Wathen 1999 Annuity Trust and The Thomas W. Wathen Foundation, who beneficially own 3,700,537 Shares in the aggregate, entered into a Stockholders Agreement, dated as of February 19, 1999 (the "Stockholders Agreement"), with Securitas and Purchaser. Pursuant to the Stockholders Agreement, each such stockholder has, among other things, agreed to tender its Shares in the Offer, granted to Securitas a proxy with respect to the voting of such Shares and granted to Securitas an option to purchase such Shares. See Section 11.

  Contemporaneously with the execution and delivery of the Merger Agreement, the Company and Securitas have entered into new employment agreements with certain senior executive officers of the Company (the "New Employment Agreements"). These New Employment Agreements are more fully described in
Section 11. In addition, the Company, Securitas and Thomas W. Wathen, the Chairman of the Board of Directors, have entered into a Termination Agreement providing for the termination of Mr. Wathen's consulting and other arrangements with the Company (the "Termination Agreement"). The Termination Agreement is more fully described in Section 11.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 19, 1999 (the "Merger Agreement"), by and among the Company, Securitas and Purchaser. Pursuant to the Merger Agreement and the Delaware General Corporation Law ("Delaware Law"), as promptly as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each share of Company Common Stock issued and outstanding immediately before the Effective Time other than any Shares (i) held in the treasury of the Company and each Share owned by Securitas or any direct or indirect wholly owned subsidiary of Securitas or of the Company immediately before the Effective Time or (ii) held by a holder who has demanded and perfected such holder's demand for appraisal of such holder's Shares in accordance with Delaware Law and as of the Effective Time has neither effectively withdrawn nor lost such holder's right to such appraisal, will be canceled and extinguished and be converted into the right to receive the Per Share Amount in cash payable to the holder, without interest, upon the surrender of the certificate representing such Share. The Merger Agreement is more fully described in Section 11.

  The Merger Agreement provides that, promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Securitas is entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Securitas representation of the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Securitas or any affiliate of Securitas bears to the number of Shares outstanding. At each such time, the Company will cause (i) each committee of the Board of Directors, (ii) if requested by Securitas, the board of directors of each of the Subsidiaries and (iii) if requested by Securitas, each committee of such board, to include persons designated by Securitas constituting the same percentage of each such committee or board as Securitas' designees constitute on the Board of Directors. The Company will, upon request by Securitas, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Securitas' designees to be elected to the Board of Directors in accordance with the terms of the Merger Agreement and will cause Securitas' designees to be so elected. In the event that Securitas' designees are appointed or elected to the Board of Directors, until the Effective Time (x) Denis R. Brown may continue to serve as a director of the Company and (y) the Board of Directors shall have at least three (3) directors who were directors on February 19, 1999 and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Securitas (such directors, the "Independent Directors"). Following the time directors designated by Securitas constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required for certain actions, specifically described in the Merger Agreement, related to the Offer, Merger and the Merger Agreement. See Section 11.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement and the Merger, if required by applicable law, the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") or the Company's Amended and Restated Bylaws (the "Bylaws"). See Section 11. Under the applicable Delaware Law and pursuant to the Restated Certificate of Incorporation and the Bylaws, the affirmative vote of the holders of a majority of the outstanding Shares of any class or series of the Company's capital stock is necessary to approve the Merger Agreement and the Merger at a meeting of the Company's stockholders. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. See Section 12. The Merger Agreement is more fully described in Section 11.

  Under Section 253 of Delaware Law, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any further approval of the Board of Directors or the stockholders of the Company. In the Merger Agreement, Securitas, Purchaser and the Company have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the Offer up to ten (10) business days if the Shares tendered pursuant to the Offer are less than 90% of the then issued and outstanding Shares on a fully diluted basis; provided, however, that the Expiration Date of the Offer may not be extended beyond June 30, 1999 without the consent of the Company. Securitas and Purchaser have agreed that if all of the conditions to the Offer are not satisfied on any scheduled expiration date, then, if all such conditions are reasonably capable of being satisfied prior to June 30, 1999, Purchaser will extend the Offer from time to time (each such individual extension not to exceed 10 business days after the previously scheduled Expiration Date) until such conditions are satisfied or waived; provided, however, that Purchaser will not be required to extend the Offer beyond June 30, 1999. If Purchaser does not own 90% of the outstanding Shares following consummation of the Offer (whether or not extended), Purchaser may seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Per Share Amount. Purchaser presently intends to effect a short-form merger, if permitted to do so under Delaware Law, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

  The Company has distributed one Right for each outstanding share of Company Common Stock pursuant to the Rights Agreement, dated as of July 21, 1991, by and between the Company and The Bank of New York, as successor rights agent (the "Rights Agreement"). The Company has represented in the Merger Agreement that the execution and delivery of the Amendment to Rights Agreement, dated as of February 19, 1999 (the "Rights Agreement Amendment"), by and between the Company and The Bank of New York has been duly authorized and executed by the Company, and as a result of such amendment, (a) neither the Merger Agreement, the Stock Option Agreement or the Stockholders Agreement nor any of the transactions contemplated thereby, including the Offer and the Merger, will result in the occurrence of a "Distribution Date" (as defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof and (b) the Rights will automatically on and as of the Effective Time be void and of no further force or effect.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with
Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, March 25, 1999, unless and until Securitas or Purchaser, in accordance with the terms of the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Securitas or Purchaser, expires. The Merger Agreement provides that if at the expiration date of the Offer, the conditions to the Offer are not satisfied or earlier waived, Securitas may, from time to time extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Securitas becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer; provided, however, that the expiration date of the Offer may not be extended beyond June 30, 1999 without the consent of the Company. Securitas and Purchaser have also agreed that if the conditions to the Offer are not satisfied on any scheduled expiration date, then, if all such conditions are reasonably capable of being satisfied prior to June 30, 1999, Purchaser will extend the Offer from time to time (each extension not to exceed ten (10) business days after the previously scheduled expiration date) until such conditions are satisfied or waived; provided, however, that Purchaser shall not be required to extend the Offer beyond June 30, 1999.

  According to the Merger Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including applicable rules and regulations of the SEC relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer, pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition is not satisfied, or (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired or been terminated prior to the expiration of the Offer or all approvals of and consents to the Merger Agreement, the Stock Option Agreement and the Stockholders Agreement and the transactions contemplated thereby that are required under applicable foreign antitrust or competition laws have not been obtained prior to the expiration of the Offer or be in full force and effect at such expiration or (iii) at any time after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) the conditions listed in Section 14 occur and continue or exist. The Merger Agreement provides that without the prior written consent of the Company, Securitas will not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought,
(iii) amend or waive satisfaction of the Minimum Condition, (iv) impose additional conditions to the Offer, (v) amend any one or more of the conditions listed in Section 14 to broaden the scope of such condition or conditions or (vi) amend any other term of the Offer in any manner adverse to the holders of Shares.

  Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the Expiration Date. However, if on such Expiration Date, the conditions for the Offer are satisfied or earlier waived but the number of Shares that have been validly tendered and not withdrawn pursuant to the Offer represents less than 90% of the then issued and outstanding Shares on a fully diluted basis, Purchaser may, without the consent of the Company, extend the Expiration Date for up to ten (10) business days. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Securities Exchange Act of 1934 (the "Exchange Act").

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-l(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PER SHARE AMOUNT, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release (Release No. 34-24296, April 3, 1987), the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer runs concurrently with the twenty (20) business day period which the Offer is required to be open under all circumstances, not consecutively therewith. As such, the requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.ACCEPTANCE FOR PAYMENT AND PAYMENT

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PER SHARE AMOUNT, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder specifies in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

  Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.PROCEDURES FOR TENDERING SHARES

  VALID TENDER. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

  GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

  (i) such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  APPOINTMENT. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after February 19, 1999 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute deems in his sole discretion, proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

  DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  BACKUP WITHHOLDING. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4.WITHDRAWAL RIGHTS

  Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the offer, may also be withdrawn at any time after April 26, 1999.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following does not address the United States federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., Holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, Holders who perfect their appraisal rights under Delaware Law, foreign Holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger. Under recently adopted amendments to the Code, capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one (1) year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

  HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

6.PRICE RANGE OF THE SHARES; DIVIDENDS

  The Shares are traded on the NYSE under the symbol "PKT." The following table sets forth, for each of the fiscal quarters indicated, the high and low reported closing sales price per Share on the NYSE based on the Company's Annual Report on Form 10-K for the year ended December 26, 1997, with respect to the periods occurring in 1997 and as reported publicly thereafter.

                                                                  COMMON STOCK
                                                                  -------------
                                                                   HIGH   LOW
                                                                  ------ ------
Fiscal Year Ended December 26, 1997
  First Quarter.................................................. $18.67 $16.25
  Second Quarter.................................................  20.42  16.83
  Third Quarter(1)...............................................  23.31  20.00
  Fourth Quarter.................................................  24.19  21.25
Fiscal Year Ended December 25, 1998
  First Quarter.................................................. $23.81 $22.13
  Second Quarter.................................................  23.94  18.68
  Third Quarter..................................................  21.00  13.06
  Fourth Quarter.................................................  21.50  12.75
Fiscal Year Ending December 31, 1999
  First Quarter (through February 25, 1999)...................... $28.63 $16.87

--------
(1) Effective August 27, 1997, a three-for-two stock split was accomplished by means of a stock dividend whereby one new share was distributed for each two shares held. All per Share amounts have been adjusted accordingly.

  On February 19, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sales price per Share, as reported on the NYSE, was $16.87. On February 25, 1999, the last full trading day prior to the commencement of the Offer, the closing sales price per Share, as reported on the NYSE, was $28.56. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

  MARKET FOR THE SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  STOCK LISTING. The Company Common Stock is listed on the NYSE. After consummation of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things: (i) the number of total stockholders falls below 400; (ii) the number of record holders of at least 100 Shares should fall below 1,200; (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (iv) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $8 million. If as a result of the purchase of Shares pursuant to the Offer, Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. According to the Company, as of March 4, 1998, there were approximately 255 holders of record of Company Common Stock and, as of February 19, 1999, there were 12,246,631 shares of Company Common Stock outstanding.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market or other sources. The extent of the public market for such and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Per Share Amount.

  EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities" or be eligible for continued listing on any stock exchange. Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after completion of the Offer as the requirements of such termination are met.

  MARGIN REGULATIONS. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.CERTAIN INFORMATION CONCERNING THE COMPANY

  GENERAL. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser, Securitas nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Securitas or the Information Agent.

  The Company is a major worldwide provider of contract security and security-related services. The Company is a Delaware corporation with its principal executive offices at 4330 Park Terrace Drive, Westlake Village, California 91361. The telephone number of the Company at such offices is (818) 706-6800.

  SELECTED FINANCIAL INFORMATION. Set forth below is certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal years ended December 26, 1997 and December 27, 1996, as filed with the SEC pursuant to the Exchange Act. The consolidated financial information with respect to the Company, for the year ended December 25, 1998, was derived from a press release issued by the Company on February 22, 1999 and will be included in the Company's year end audited results but has not yet been filed with the SEC. The Company will file such financial information with the SEC in the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1998.

  More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the SEC in the manner set forth below.

                               PINKERTON'S, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Operating Statement Data:

                                          DECEMBER 25, DECEMBER 26, DECEMBER 27,
                                            1998(1)        1997         1996
YEAR ENDED                                ------------ ------------ ------------
                                          (UNAUDITED)
Service revenues........................   $1,009,097   $1,001,889    $906,247
Cost of services........................      888,004      877,016     791,877
Gross profit............................      121,093      124,873     114,370
Operating expenses......................       95,986       89,039      81,256
Amortization of intangible assets.......        7,850        9,397       9,335
Write-down of long-lived assets and
 other special charges..................        9,853          --          --
Operating profit (loss).................        7,404       26,437      23,779
Interest expense, net...................        1,744        2,897       2,253
Other income............................          --           --       (1,962)
Income (loss) before income taxes.......        5,660       23,540      23,488
Provision for income taxes..............        6,123        8,807      11,038
Net income (loss)(2)....................         (463)      14,733      12,450
Basic earnings (loss) per
 share(2)(3)(4).........................         (.04)        1.17         .99
Diluted earnings (loss) per
 share(2)(3)(4).........................         (.04)        1.12         .97

Balance Sheet Data:

                                              1998         1997         1996
AT FISCAL YEAR END                        ------------ ------------ ------------
Working capital(5)......................   $   68,495   $   86,599    $104,459
Total assets............................      331,090      324,196     315,281
Current maturities of long-term debt....        8,575        8,575       8,575
Long-term debt, less current maturities.       25,695       25,019      37,313
Total stockholders' equity(6)...........      135,809      143,629     130,381
Book value per common share(4)(7).......        10.86        10.96       10.19

--------
(1) Amounts as of, and for the period ended, December 25, 1998 will be reflected in the Company audited financial statements, to be filed with the SEC in the Company's Annual Report on Form 10-K no later than March 25, 1999.
(2) Includes $9.8 million charge for write-down of long-lived assets in the year ended December 25 , 1998.
(3) The earnings per share amounts reflect the application of Statement of Financial Accounting Standards No. 128, "Earnings per Share," for all periods presented.
(4) Effective August 27, 1997, a three-for-two stock split was accomplished by means of a stock dividend whereby one new share was distributed for each two shares held. All per share amounts have been adjusted accordingly.
(5) Working capital includes the effect of the acquisition of WKD Security GmbH on January 1, 1997, for $22.4 million in cash. The Company borrowed $11.6 million in December 1996 under its revolving line of credit, and paid the balance of the acquisition price of $10.8 million from its general funds in January 1997.
(6) No cash dividends were declared during the years presented.
(7) Book value per common share has been calculated based upon weighted average common shares and dilutive potential common shares outstanding during each year.

  CERTAIN COMPANY PROJECTIONS. In the course of discussions giving rise to the Merger Agreement, representatives of the Company furnished representatives of Securitas with certain business and financial information that was not publicly available, including certain financial projections for fiscal years 1999, 2000 and 2001 (the "Company Projections"). The Company Projections were prepared solely for the Company's internal purposes and were not prepared for publication or with a view to complying with the published guidelines of the SEC regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and such information is being included in this Offer to Purchase solely because it was furnished to Securitas in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of such independent accountants incorporated by reference in this Offer to Purchase relate to the historical financial information of the Company and do not extend to the prospective financial information and should not be read to do so.

  THE COMPANY PROJECTIONS SET FORTH BELOW NECESSARILY REFLECT NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY UNCERTAIN OR BEYOND THE COMPANY'S OR SECURITAS' CONTROL, AND DO NOT TAKE INTO ACCOUNT ANY CHANGES IN THE COMPANY'S OPERATIONS OR CAPITAL STRUCTURE WHICH MAY RESULT FROM THE OFFER AND THE MERGER. IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTED FINANCIAL INFORMATION WILL BE VALID, AND ACTUAL RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. IN ADDITION TO THE SPECIFIC ASSUMPTIONS RELATING TO SUCH PROJECTIONS SET FORTH BELOW, CERTAIN OTHER INFORMATION PERTINENT TO THE COMPANY PROJECTIONS WAS FURNISHED BY THE COMPANY. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, SECURITAS OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF SECURITAS, PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, OR COMPLETENESS OF THE PROJECTED FINANCIAL INFORMATION, AND THE COMPANY HAS MADE NO REPRESENTATION TO SECURITAS OR PURCHASER REGARDING SUCH INFORMATION.

                                                        1999     2000     2001
                                                      -------- -------- --------
                                                        (AMOUNTS IN MILLIONS)
Service Revenues..................................... $1,113.4 $1,224.7 $1,347.2
Earnings Before Interest, Taxes and Amortization..... $   41.4 $   46.8 $  52.85
Income Before Income Taxes........................... $   29.3 $   32.8 $  36.75
Net Income........................................... $   16.1 $   18.0 $   20.2

  The major assumptions made by the Company with respect to the Company Projections and conveyed to Parent were: (i) that service revenues will increase during the period at an annual rate of approximately 10%, half of which increase will come from acquisitions; (ii) that net income will increase during the period at an annual rate of approximately 12%; and (iii) that the Company will have an effective annual tax rate of 45% during the period.

  AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the SEC's EDGAR System.

9.CERTAIN INFORMATION CONCERNING PURCHASER AND SECURITAS

  GENERAL. Purchaser is a newly formed Delaware corporation organized solely to effect the Offer and the Merger. Purchaser has not carried on any significant activities other than in connection with the Offer and the

Merger. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is indirectly wholly owned by Securitas.

  Securitas is the leading security company in Europe and operates in sixteen
(16) European countries. Securitas and its subsidiaries provide guard services, alarm systems, and cash in transit services for large and small companies, banks, retailers and individuals. The principal offices of Purchaser and Securitas are located at Lindhagensplan 70, P.O. Box 12307, SE-102 28 Stockholm, Sweden. The telephone number of Purchaser and Securitas at such location is 46-8-657 74 00. For certain information concerning the executive officers and directors of Purchaser and Securitas, see Schedule I.

  SELECTED FINANCIAL INFORMATION. Securitas' total sales for the years ended December 1997 and December 1998 were SEK 10.8 billion and SEK 13.7 billion, respectively. Using the exchange rate for Swedish Kronas into U.S. Dollars based upon the noon buying rate on December 31, 1998 for cable transfers in foreign securities as certified for customs purposes by the Federal Reserve Bank in New York City (the "Noon Buying Rate"), the total sales for 1997 and 1998 were approximately $1.3 billion and $1.7 billion, respectively. The net income of Securitas for the years ended December 1997 and December 1998 was SEK 445.9 million and SEK 521.5 million, respectively, or approximately $55.0 million and $64.4 million, respectively, for 1997 and 1998 using the Noon Buying Rate. The Noon Buying Rate on December 31, 1998 was SEK8.1030=U.S.$1.00.

  Securitas prepares its financial statements in accordance with Swedish generally accepted accounting principles, which differ in certain respects from the United States generally accepted accounting principles. However, Securitas believes that such differences are not material to a decision by a stockholder of the Company whether to sell, transfer or hold any Shares, since such differences would not affect the ability of Securitas to provide the necessary funds to pay for the Shares to be acquired pursuant to the Offer and the Merger. Moreover, Securitas believes that additional financial information about its financial condition is not material to a decision by a stockholder of the Company whether to sell, transfer or hold any Shares.

  Except as set forth in this Offer to Purchase, none of Purchaser, Securitas or their respective affiliates, nor, to the best knowledge of Purchaser, Securitas and their respective affiliates, any of the persons listed on
Schedule I, nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser, Securitas, nor, to the best knowledge of Purchaser, Securitas or their respective affiliates, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty (60) days.

  Except as set forth in the following paragraph and as otherwise set forth in this Offer to Purchase, neither Purchaser nor Securitas has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

  Pursuant to the Stock Option Agreement, Securitas and Purchaser may be deemed to beneficially own 2,437,079 Shares issuable upon exercise of the Company Option. These Shares would represent approximately 19.9% of the total currently outstanding Shares. In addition, pursuant to the Stockholders Agreement, Securitas may be deemed to beneficially own 3,700,537 Shares deliverable upon exercise of the options granted thereunder. These Shares represent approximately 30.2% of the total currently outstanding Shares. If Securitas exercised the Company Option and the options under the Stockholder Agreements, it would beneficially own approximately 41.8% of the Shares then outstanding.

  Except as set forth in this Offer to Purchase, none of Purchaser, Securitas or their respective affiliates, nor, to the best knowledge of Purchaser, Securitas and their respective affiliates, any of the persons listed on

Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, put or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Purchaser, Securitas or their respective affiliates, nor, to the best knowledge of Purchaser, Securitas and their respective affiliates, any of the persons listed on Schedule I, has had, since December 30, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules or regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since December 30, 1995, there have been no contacts, negotiations or transactions between Purchaser, Securitas or their respective affiliates, or, to the best knowledge of Purchaser, Securitas and their respective affiliates, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  AVAILABLE INFORMATION. Neither Purchaser nor Securitas is subject to the information requirements of the Exchange Act and, accordingly, do not file reports or other information with the SEC under the Exchange Act relating to its business, financial position, results of operations or other matters. However, Purchaser and Securitas have filed a Schedule 14D-1 and exhibits thereto with the SEC in connection with the Offer and the Merger.

10.SOURCE AND AMOUNT OF FUNDS

  The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related expenses will be approximately $395 million. The Purchaser intends to obtain these funds by way of a combination of debt and equity contributions from Securitas or its subsidiaries. The consummation of the Offer and the Merger are not subject to any condition that Securitas or the Purchaser obtain any requisite financing.

  Securitas expects to obtain the funds necessary to enable Purchaser to purchase all of the outstanding Shares and to pay related expenses from multicurrency revolving credit loans (each a "Loan") pursuant to a $440 million unsecured revolving credit facility provided by Deutsche Bank AG, as Arranger (the "Arranger"), Deutsche Bank Luxembourg S.A., as Facility Agent (the "Facility Agent"), and the financial institutions party thereto (the "Banks"). Pursuant to a Loan Agreement, dated February 18, 1999, among Securitas, the Arranger, the Facility Agent and the Banks (the "Loan Agreement"), the Banks have committed to grant to Securitas a multicurrency revolving credit facility under which the Banks will make Loans in Dollars, Euros or Optional Currencies (as such terms are defined in the Loan Agreement) up to an aggregate amount not to exceed $440 million. The Loans will be provided to Securitas on the terms and conditions set forth in the Loan Agreement. The Loans will not be secured nor guaranteed by Securitas' subsidiaries.

  The following is a summary of certain portions of the Loan Agreement and is qualified in its entirety by reference to the Loan Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1 and may be obtained in the manner described in Section 9.

  The Loan Agreement provides that the borrowings thereunder are subject to certain conditions precedent, including, among other things, (i) there not having been a material adverse change in the business or financial condition of Securitas or in the consolidated financial condition of Securitas and its subsidiaries since December 31, 1998 and (ii) there not being (1) a Default or Termination Event (as each term is defined in the Loan Agreement) outstanding or reasonably likely to result from making any Loan or (2) any other event outstanding which constitutes a default under any document which is binding on Securitas or its subsidiaries or any asset of Securitas or its subsidiaries to an extent or in a manner which is reasonably likely to have a material adverse effect on the business, assets, financial condition or operations of Securitas or its subsidiaries or the ability of Securitas to perform its obligations under the Loan Agreement and ancillary documents (the "Finance Documents").

  REPRESENTATIONS AND WARRANTIES. The Loan Agreement provides for customary representations, including representations and warranties as to (i) the due incorporation and organization of Securitas and its power to own assets and carry on business as it is currently being conducted, (ii) Securitas' power to enter into and perform its obligations under the Finance Documents, (iii) the enforceability of the Finance Documents, (iv) the absence of conflicts related to the execution of and performance by Securitas of the Finance Documents, (v) the absence of defaults under the Finance Documents or other agreements to which Securitas is a party, (vi) any required regulatory approvals and third party consents, (vii) the audited consolidated financial statements of Securitas, (viii) pending litigation, (ix) obligations under ERISA, and (x) compliance with certain laws of the United States.

  INTEREST AND INTEREST RATES. The rate of interest on each Loan for its Interest Period (as defined below) is the rate per annum determined by the Facility Agent to be the aggregate of (i) .30% per annum and (ii) the applicable LIBOR, or, in the case of a Loan in Euros, EURO-LIBOR, or, in the case of a Loan in SEK, STIBOR.

  Securitas will repay each Loan in full on the last day of its Interest Period. "Interest Period" is (as selected by Securitas) one (1), two (2) or three (3) months or such other period as may be agreed between Securitas and the Banks for a Loan, subject to certain adjustments. Unless the Facility Agent otherwise agrees, no more that eight (8) Interest Periods of one (1) month's duration may be selected in any calendar year.

  AVAILABILITY. Borrowings may be made by written notice from Securitas to the Facility Agent not later than three (3) business days before the proposed borrowing (or, in the case of the first Loan only, two (2) business days.)

  VOLUNTARY AND MANDATORY PREPAYMENT AND REDUCTION OF COMMITMENTS. Subject to certain conditions, Securitas may, by giving not less than five (5) business days' prior notice to the Facility Agent, prepay any Loan in whole or, subject to certain other conditions, in part. Securitas must repay the Loans with the net proceed of the equity offering by Securitas. The total commitment of $440 million will be canceled automatically by an amount equal to the amount of such net proceeds.

  MATURITY. The Loans mature nine months from the date of the Loan Agreement, subject to an extension, which can be exercised by Securitas, of up to two years.

  Subject to market and economic conditions, Securitas currently intends to refinance the Loans with an equity financing to European investors. The exact terms and timing of such financing have not yet been finalized. While the foregoing represents the current intention of Purchaser and Securitas with respect to financial arrangements for the funds necessary to consummate the Offer and the Merger, such financial arrangements may change depending upon such factors as Securitas and Purchaser may deem appropriate.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS

  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER. Management of the Company and Securitas have been acquainted with one another for a number of years and have had, from time to time, discussions concerning the respective businesses and strategies of their companies.

  Since 1995, Denis R. Brown, President and Chief Executive Officer of the Company, has attended meetings of the Ligue Internationale Des Societes De Surveillance, headquartered in Berne, Switzerland (the "Ligue"). While at these meetings, Mr. Brown was introduced to and became acquainted with Thomas Berglund, President and Chief Executive Officer of Securitas.

  Mr. Berglund, Melker Schorling, Chairman of Securitas, and other members of the board of directors of the Ligue visited the Company, which was hosting the Ligue board meeting in the USA on March 9, 1998. During this time, Mr. Brown and the Company representatives gave the Ligue board a presentation on the US security market, and on the Company, and the parties talked about possible future collaboration to meet the needs of the Company's customers in Europe.

  Following these initial meetings, Mr. Berglund invited Mr. Brown to come to Sweden with a view to discussing the security services business and assessing whether there might be any mutual interest in the Company and Securitas working together in the future. On June 13, 1998, Mr. Brown, C. Michael Carter, Executive Vice President, General Counsel and Corporate Secretary of the Company, and James P. McCloskey, Executive Vice President and Chief Financial Officer of the Company, met with Mr. Berglund, Hakan Winberg, Executive Vice President and Chief Financial Officer, Amund Skarholt, Executive Vice President, and Juan Vallejo, Country Manager Sweden of Securitas, in Stockholm, Sweden.

  After the June meeting, there were occasional telephone conversations between Mr. Brown and Mr. Berglund regarding a possible working relationship and discussions among representatives of both companies regarding possible support of the needs of the Company's customers in Europe.

  On September 3, 1998, the Company and Securitas executed a Mutual Confidentiality Agreement (the "Confidentiality Agreement"), which provided for the exchange of confidential and non-public information between the two companies so as to enable both parties to evaluate their interest in discussing a possible transaction involving the two companies.

  Following the entry into the Confidentiality Agreement, Mr. Brown invited Mr. Berglund and Mr. Winberg to come to visit the Company's headquarters so as to enable them to become better acquainted with the Company's operations and personnel. On September 10 and 11, 1998, Messrs. Berglund and Winberg met with Mr. Brown, Mr. Carter, Mr. McCloskey and Don W. Walker, Executive Vice President, The Americas, of the Company.

  On October 30, 1998, Mr. Berglund, Mr. Brown and Mr. Carter met in London to talk further about a future working relationship. On the same date, Mr. Berglund, Mr. Brown and Mr. Carter discussed with Larry G. Woelk, Vice President, International Operations of the Company, possible support of the needs of the Company's customers in Europe.

  After the October meeting, there were occasional telephone conversations between Mr. Brown and Mr. Berglund regarding a possible working relationship and discussions among representatives of both companies regarding possible support of the Company's customer needs in Europe.

  On December 14 and 15, 1998, Mr. Berglund met with Mr. Brown in California. During these meetings, Mr. Berglund advised Mr. Brown that Securitas would be interested in exploring the possibility of acquiring the Company.

  At a meeting of the Company's Board of Directors on December 17, 1998, there was a discussion of the developments concerning Securitas. At this meeting, the Board of Directors approved the engagement of financial and legal advisors to assist in connection with a possible transaction. Following the meeting, Mr. Brown had a telephone conference with Mr. Berglund during which Mr. Brown advised Mr. Berglund that the Board of Directors had approved the Company's management continuing discussions with Securitas regarding a possible transaction.

  After the December conversation, there were occasional other telephone conversations between Mr. Brown and Mr. Berglund regarding a possible transaction and discussions among representatives of both companies regarding possible support of the needs of the Company's customers in Europe.

  On January 8, 1999, the Board of Directors received a further report concerning the progress of discussions with Securitas and a proposed timetable for due diligence procedures and negotiations to determine if an acceptable agreement could be achieved. At the meeting, the Board of Directors received presentations from the Company's financial and legal advisors (DLJ and Gibson, Dunn & Crutcher LLP, respectively) and considered Securitas' request for exclusivity in negotiating with the Company. The Board of Directors concluded that under the circumstances it would be in the best interests of the Company to proceed with Securitas on an exclusive basis, subject to the ability of the Board of Directors to conduct discussions with others if required by their fiduciary duties.

  On January 15, 1999, the Company entered into an agreement pursuant to which it agreed, subject to certain conditions (including a "fiduciary out"), to enter into exclusive negotiations with Securitas for a period of time so as to enable both parties to determine whether to proceed with a transaction involving the two companies.

  On January 16, 1999, Mr. Brown and Mr. Berglund had a dinner meeting. On January 17 through 19, 1999, Messrs. Berglund and Winberg, together with Securitas' advisors and other representatives, met with Messrs. Brown, Carter, McCloskey and Walker, together with the Company's advisors and other representatives, in order to commence Securitas' due diligence of the Company. The due diligence process continued thereafter.

  On January 29, 1999, Mr. Brown and other Company representatives met with Mr. Berglund and other Securitas representatives to discuss the results of the due diligence process and to continue their discussions regarding a possible transaction.

  On February 5, 1999, Mr. Berglund and an advisor had a telephone conference call with Mr. Brown relating to the terms and conditions of the proposed management agreements for the senior executives of the Company.

  On February 8, 1999, Mr. Berglund had a telephone conference with Mr. Brown during which Mr. Berglund advised Mr. Brown that Securitas' board of directors had approved proceeding with the negotiation of a transaction with the Company.

  From February 8 through February 18, 1999, representatives of Securitas, together with its legal counsel, Willkie Farr & Gallagher, and representatives of the Company, together with its legal counsel, met in person and communicated by telephone to discuss various aspects of the transaction. During this time, drafts of the Merger Agreement, the Stock Option Agreement, the Stockholders Agreement and the Termination Agreement were distributed, reviewed and negotiated, and representatives of Securitas continued the due diligence investigation of the Company. In addition, during this time, Messrs. Brown, Carter, McCloskey and Walker and their separate counsel negotiated the terms of the New Employment Agreements with Securitas and its counsel.

  On February 19, 1999, the Board of Directors approved the transaction and contemplated agreements, and, following the meeting of the Board of Directors, Securitas, Purchaser and the Company executed and delivered the Merger Agreement, and the parties thereto executed the Stockholders Agreement, the Stock Option Agreement, the Termination Agreement and the New Employment Agreements.

  On February 26, 1999, Purchaser commenced the Offer.

  PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

  Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of Delaware Law. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

  MERGER AGREEMENT. The following is a summary of certain portions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the SEC as an exhibit to the
Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

  The Offer. The Merger Agreement provides that without the prior written consent of the Company, Securitas shall not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought, (iii) amend or waive satisfaction of the Minimum Condition, (iv) impose additional conditions to the Offer, (v) amend any one or more of the conditions listed in Section 14 to broaden the scope of such condition or conditions or (vi) amend any other term of the Offer in any manner adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. Purchaser agrees that it will not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer shall not have been satisfied or earlier waived. If at the expiration date of the Offer, the conditions to the Offer shall not have been satisfied or earlier waived, Securitas may, from time to time extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Securitas becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer; provided, however, that the Expiration Date may not be extended beyond June 30, 1999 without the consent of the Company. Securitas and Purchaser have also agreed that if all of the conditions to the Offer are not satisfied on any scheduled expiration date, then if all such conditions are reasonably capable of being satisfied prior to June 30, 1999, Purchaser will extend the Offer from time to time (each extension not to exceed ten (10) business days) until such conditions are satisfied or waived; provided, however, that Purchaser shall not be required to extend the Offer beyond June 30, 1999. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules and regulations of the SEC in connection with an increase in the consideration to be paid pursuant to the Offer and (ii) extend the expiration date of the Offer (as it may be extended) for up to ten business days, if on such expiration date the conditions for the Offer set forth in Section 14 of this Offer to Purchase shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn represents less than 90% of the then issued and outstanding Shares on a fully diluted basis; provided, however, that the Expiration Date may not be extended beyond June 30, 1999 without the consent of the Company.

  The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time and subject to and upon the terms and conditions of the Merger Agreement and Delaware Law, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the Surviving Corporation.

  The respective obligations of Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Effective Time of each of the following conditions, unless such failure of any such conditions is a result of a breach of either party's material obligations under the Merger Agreement: (i) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer, (ii) the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by Delaware Law, (iii) no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced by any Governmental Entity (as defined in the Merger Agreement) which has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger and (iv) any waiting period applicable to the Merger under the HSR Act shall have expired or have been terminated and all approvals of and consents to the Merger required under applicable foreign antitrust or competition laws shall have been obtained and be in full force and effect.

  At the Effective Time (i) each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than each share of Company Common Stock held in the treasury of the Company and each Share owned by Securitas or any direct or indirect wholly owned subsidiary of Securitas or of the Company immediately before the Effective Time or any Shares which are held by a stockholder who has demanded and perfected such stockholder's demand for appraisal of such stockholder's Shares in accordance with Delaware Law) shall be canceled and converted into the right to receive the Per Share Amount paid pursuant to the Offer, without interest, upon the surrender of the certificate representing such Share in accordance with the Merger Agreement and (ii) each share of common stock, $.01 par value, of Purchaser issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation. For purposes of the Merger Agreement, "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Securitas shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give Securitas, subject to compliance with Section 14(f) of the Exchange Act representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Securitas or any affiliate of Securitas (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares outstanding. At each such time, the Company will also cause (i) each committee of the Board of Directors, (ii) if requested by Securitas, the board of directors of each of the Subsidiaries and (iii) if requested by Securitas, each committee of such board to include persons designated by Securitas constituting the same percentage of each such committee or board as Securitas' designees constitute on the Board of Directors. The Company shall, upon request by Securitas, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Securitas' designees to be elected to the Board of Directors in accordance with the terms of the Merger Agreement and shall cause Securitas' designees to be so elected; provided, however, that, in the event that Securitas' designees are appointed or elected to the Board of Directors, until the Effective Time (x) Denis R. Brown may continue to serve as a director of the Company and (y) the Board of Directors shall have at least three (3) Independent Directors; provided further, that if at any time or from time to time fewer than three Independent Directors remain, the other directors shall elect to the Board of Directors such number of persons who shall be neither officers of the Company nor designees, shareholders, affiliates or associates of Securitas so that the total of such persons and remaining Independent Directors serving on the Board of Directors is at least three. Any such person elected to the Board of Directors pursuant to the second proviso of the preceding sentence shall be deemed to be an Independent Director for purposes of the Merger Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the Merger Agreement and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Securitas has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under the Merger Agreement. Securitas will supply the Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in the Merger Agreement to the contrary, following the time directors designated by Securitas constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate on behalf of the Company the Merger Agreement, the Stock Option Agreement or the Termination Agreement, (ii) exercise or waive any of the Company's rights or remedies thereunder, (iii) extend the time for performance of Securitas' or Purchaser's obligations thereunder or (iv) take any other action required to be taken by the Board of Directors thereunder.

  Stockholders' Meeting. Pursuant to the Merger Agreement, following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with Delaware Law and the Restated Certificate of Incorporation and the By-Laws to convene the Company stockholders' meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in Delaware Law. The Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Securitas, advisable to secure any vote of stockholders required by Delaware Law to effect the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Securitas shall acquire at least 90% of the outstanding Shares on a fully diluted basis, and provided that the conditions to the Merger shall have been satisfied or waived, the Company shall, at the request of Securitas, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of Delaware Law. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders the proxy statement or information statement (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"). The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's stockholders approve the Merger Agreement and the Merger.

  Stock Plans. Pursuant to the Merger Agreement, the Company will take all actions necessary to provide that, upon consummation of the Merger (i) each then outstanding Option granted under any of the Company's stock option plans referred to in the Merger Agreement, each as amended (collectively, the "Option Plans") and any and all other outstanding options, stock warrants and stock rights granted pursuant to such stock option plans or otherwise, and in each case whether or not then exercisable or vested, shall be canceled and
(ii) in consideration of such cancellation, the Company shall pay to each such holder of an Option an amount in respect thereof equal to the product of (A) the excess, if any, of the Per Share Amount over the exercise price thereof and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes). The Company may elect at any time prior to the consummation of the Offer to have the foregoing actions take effect, with respect to some or all of the Options, upon consummation of the Offer, in which case the Company shall provide written notice of such action to Securitas. If the Company so elects and if, upon consummation of the Offer, Purchaser shall have acquired at least 90% of the outstanding Shares, Securitas shall as promptly as practicable following such consummation provide the Company with the funds necessary to satisfy its obligations as described above. Except as permitted under the Merger Agreement or as otherwise agreed to by Securitas and the Company, the Company shall cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time. The Company has represented in the Merger Agreement that all the Option Plans provide that the Company can take the actions to effect the foregoing without obtaining the consent of any holders of Options.

  Interim Operations; Covenants. The Company has agreed in the Merger Agreement that from the date of the Merger Agreement to the Effective Time, except as expressly contemplated by the Merger Agreement, the Company shall, and shall cause each of the Subsidiaries, to (i) carry on its respective businesses in the ordinary course, (ii) use all reasonable efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees, (iii) use all reasonable efforts to preserve its relationships with customers, suppliers and other Persons (as defined below) with which it has business dealings, (iv) use all reasonable efforts to comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business and (v) use all reasonable efforts to maintain in full force and effect all the Company Permits (as defined in the Merger Agreement) necessary for such business; provided, however, that the foregoing shall not prevent the Company from borrowing under its existing credit agreement to satisfy any of its obligations under the Merger Agreement with respect to outstanding Options. The Merger Agreement provides that, without limiting the generality of the foregoing, except as expressly contemplated by the Merger Agreement, the Company shall not, and shall cause each of the Subsidiaries not to:

  (a) amend the Restated Certificate of Incorporation or the By-Laws or similar organizational documents or change the number of directors constituting its entire board of directors;

  (b) (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any
      (A) additional shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or (C) of its other securities, other than Shares issued upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with the Option Plans as in effect on the date of the Merger Agreement; or (iii) split, combine or reclassify any of its outstanding capital stock;

  (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, except, with respect to both of clause (A) and
      (B) above, (x) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice and (y) other purchases in the ordinary course of business consistent with past practice in an amount not involving more than $5.0 million for acquisitions in the United States and Canada and $2.0 million for acquisitions outside the United States and Canada;

  (d) authorize or make any single capital expenditures in the aggregate in excess of $13.1 million;

  (e) except in the ordinary course of business, amend or terminate any Company Material Contract (as defined in the Merger Agreement), or waive, release or assign any material rights or claims thereunder;

  (f) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than (i) excess or obsolete assets or (ii) in the ordinary course of business and consistent with past practice;

  (g) (i) enter into any employment or severance agreement with or, except in accordance with the existing policies of the Company, grant any severance or termination pay to any officer or director of the Company or any Subsidiary; or (ii) hire or agree to hire any new or additional officers;

  (h) except as required to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Employee Benefit Plan (as defined in the Merger Agreement) or other arrangement for the current or future benefit or welfare of any director, officer, former employee or, other than in the ordinary course of business consistent with past practice, current employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (C) other than benefits accrued through February 19, 1999 and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Company Employee Benefit Plan, (D) other than bonuses earned through February 19, 1999 and other than in the ordinary course of business for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or any removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

  (i) (i) except in connection with any acquisition permitted pursuant to the Merger Agreement or to satisfy its obligations to holders of Options pursuant to the Merger Agreement, incur or assume any long-term debt, or except in the ordinary course of business in amounts consistent with past practice, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or other liability;

     (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees in accordance with past practice);

  (j) change of the accounting methods used by it unless required by generally accepted accounting principles;

  (k) other than in the ordinary course of business consistent with past practice, make any Tax (as defined in the Merger Agreement) election or settle or compromise any Tax liability;

  (l) (i) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $1,000,000 or
      (ii) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (A) any such other claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or (B) of any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

  (m) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

  (n) permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Securitas, except in the ordinary course of business and consistent with past practice or in connection with replacing such policy with a policy providing comparable coverage;

  (o) take or omit to take any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken or omitted, or would result in any of the conditions set forth in this Section 14 of this Offer to Purchase or the conditions of the Merger not being satisfied; or

  (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  "Person" is defined in the Merger Agreement as an individual, corporation, partnership, association, trust or any unincorporated organization.

  No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that it shall not, nor shall it permit or authorize any of the Subsidiaries or any officer, director, employee, agent or representative of the Company or any of the Subsidiaries (collectively, the "Company Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, nothing contained in the Merger Agreement shall prohibit the Company or the Board of Directors from (A) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or
(B) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its approval or recommendation of the Merger Agreement or the

Stock Option Agreement or the transactions contemplated thereby, including the Offer or the Merger, or Securitas' acquisition of Shares pursuant to the Stockholders Agreement or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of the Merger Agreement, the Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted with respect to any Takeover Proposal, and it shall promptly request that each Person who has executed a confidentiality agreement in connection with such Person's consideration of a Takeover Proposal return all confidential information furnished to such Person by or on behalf of the Company. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions similar to the Confidentiality Agreement (provided that such confidentiality agreements may not include any provision granting any such Person or group an exclusive right to negotiate with the Company), and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal (as defined below); and (y) the Board of Directors determines in good faith, based upon advice of outside counsel, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under Delaware law.

  The Company has further agreed to promptly notify Securitas of the existence of any proposal, discussion, negotiation or inquiry received by the Company with respect to any Takeover Proposal, and the Company will immediately communicate to Securitas the material terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Securitas copies of any written proposal received by the Company in connection therewith). The Company has also agreed to promptly provide to Securitas any non-public information concerning the Company provided to any other Person which was not previously provided to Securitas. The Company has also agreed to keep Securitas fully informed of the status and material terms of any such Takeover Proposal.

  Except as set forth below, neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Securitas or Purchaser, the approval or recommendation by the Board of Directors or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board of Directors may withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) the Company shall have received a Superior Proposal, (B) the Board of Directors shall have determined in good faith, based upon advice of outside counsel, that such action is required to discharge the Board of Director's fiduciary duties to the Company's stockholders under Delaware law, (C) at least five (5) business days shall have passed following Securitas' receipt of written notice from the Company advising Securitas that the Board of Directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate in good faith with Securitas to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein on such adjusted terms and (D) concurrently with taking such action the Company shall pay the Termination Fee (as defined below) and Expenses (as defined below) as provided in the Merger Agreement (whether or not the Merger Agreement shall be terminated); provided, however, that in no event shall the Company be obligated to pay more than $2.5 million in Expenses.

  A "Superior Proposal" means an unsolicited bona fide written proposal by a Third Party (defined as any Person or group other than Securitas, Purchaser or any affiliate thereof) to acquire, directly or indirectly, for consideration consisting solely of cash and/or securities, more than 50% of the Shares then outstanding or all or substantially all of the assets of the Company, and (i) otherwise on terms which the Board of Directors determines in good faith to be more favorable to the Company's stockholders than the Offer and the Merger (based in part on a written opinion of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Offer and the Merger), (ii) for which financing, to the extent required, is then committed or, in the good faith judgment of the Board of Directors, is reasonably available and (iii) which, in the good faith reasonable judgment of the Board of Directors, is reasonably likely to be consummated without undue delay. A "Takeover Proposal" means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or substantially all of the assets of the Company or any of its Subsidiaries or 20% or more of any class of equity securities of the Company or any of the Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions.

  Indemnification and Insurance. Under the Merger Agreement, the Company has agreed, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, to indemnify and hold harmless, and after the Effective Time, Securitas and the Surviving Corporation have agreed for a period of six (6) years following the Effective Time, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective subsidiaries and affiliates including, without limitation, officers and directors serving as such on the date of the Merger Agreement (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated thereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or, after the Effective Time, Securitas and the Surviving Corporation shall pay as incurred the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company, Securitas and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor Securitas or the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor Securitas or the Surviving Corporation shall be obliged to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two (2) or more of such Indemnified Parties have conflicting interests in the outcome of such action. Securitas and Purchaser agree that any claims for indemnification as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled. For six (6) years after the Effective Time, the Surviving Corporation shall maintain or obtain officers' and directors' liability insurance (which may be a part of Securitas' insurance policy) covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date of the Merger Agreement in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed the per annum rate of premium paid by the Company for such insurance as of the date of the Merger Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to such per annum rate as of the date of the Merger Agreement. The Surviving Corporation shall continue in effect the indemnification provisions currently provided by the Restated Certificate of Incorporation and the By-Laws of the Company for a period of not less than six (6) years following the Effective Time. The provision listed above shall survive the consummation of the Merger and any termination of the Merger Agreement. Notwithstanding any other provision under the Merger Agreement, the provisions listed above are intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to the Merger Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained above.

  Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Securitas and Purchaser with respect to, among other things, its organization and qualification, capitalization, authority relative to the Merger Agreement and the Stock Option Agreement, potential conflicts of interest, public filings, financial statements, the absence of any material adverse effect on the Company since December 26, 1997, litigation, employee benefit plans, real property, intellectual property, insurance, environmental matters, material contracts, conduct of business, tax matters, labor relations, transactions with affiliates, offer documents and proxy statement, brokers, inapplicability of Section 203 of Delaware Law and Article TWELFTH of the Restated Certificate of Incorporation, the Rights Agreement and Year 2000 compliance.

  Termination; Fees. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company: (a) by the mutual written consent of Securitas and the Company; (b) by either of Securitas or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party to the Merger Agreement will use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; (c) by the Company if (i) the Company has approved a Superior Proposal, provided the Company has complied with Section 5.2(b) of the Merger Agreement and that it makes simultaneous payment of the Expenses and the Termination Fee; or (ii) Securitas or Purchaser shall have terminated the Offer or the Offer expires without Securitas or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate the Merger Agreement under this provision if the Company is in material breach of the Merger Agreement; or (iii) Securitas, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five (5) business days following the date of the initial public announcement of the Offer; provided that the Company may not terminate the Merger Agreement under this provision if the Company is in material breach of the Merger Agreement; or (iv) Securitas or Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) ten (10) business days following written notice thereof to Securitas from the Company and (y) the scheduled expiration of the Offer; or (v) the Offer shall not have expired or been terminated on or before June 30, 1999; provided that the Company may not terminate the Merger Agreement under this provision if the Company is in material breach of the Merger Agreement; or (d) by Securitas or Purchaser if
(i) prior to the purchase of the Shares pursuant to the Offer, the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Securitas or Purchaser its approval or recommendation of the Offer, the Merger Agreement, the Merger, the Stock Option Agreement or the Stockholders Agreement or shall have approved a Takeover Proposal; provided, that neither Securitas nor Purchaser shall be entitled to terminate the Merger Agreement under this provision solely as a result of the Company or the Board of Directors making such disclosure to the Company's stockholders as, in good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law; or (ii) Securitas or Purchaser shall have terminated the Offer without Securitas or Purchaser purchasing any Shares thereunder; provided that Securitas or Purchaser may not terminate the Merger Agreement under this provision if Securitas or Purchaser is in material breach of the Merger Agreement; or (iii) due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions of the Offer, Securitas, Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five
(5) business days following the date of the initial public announcement of the Offer; or (iv) (A) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Securitas, Purchaser or their affiliates or any group of which any of them is a member shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange
Act) of 25% or more of the Shares, or (B) the Board of Directors shall have taken any action, including amending the Rights Agreement or waiving Section 203 of the Delaware Law or Article TWELFTH of the Restated Certificate, to enable any Person to acquire beneficial ownership of 15% or more of the Shares; or (v) the Company, or any of the Company Representatives, shall: (A) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal or

(B) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, regardless of whether such action is permitted by the Merger Agreement; or (vi) the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach or failure to perform is incapable of being cured or has not been cured by the earlier of (x) ten (10) business days following written notice thereof to the Company from Securitas and (y) the scheduled expiration of the Offer; or (vii) the Offer shall not have expired or been terminated on or before June 30, 1999; provided that Securitas or Purchaser may not terminate the Merger Agreement under this provision if Securitas or Purchaser is in material breach of the Merger Agreement.

  In accordance with the Merger Agreement, in the event of termination of the Merger Agreement by either the Company or Securitas or Purchaser, the Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Securitas, Purchaser or the Company, other than as set forth in "--Termination Fees" and as provided in Section 6.8 and Section 9.1 of the Merger Agreement and except that nothing in the Merger Agreement shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement. Any damages arising out of any such breach shall be reduced by the amount of any fees or expenses paid as described below. If (x) Securitas or Purchaser terminates the Merger Agreement pursuant to clause (d)(i), (d)(iv)(B) or
(d)(v) of the preceding paragraph or (y) the Company terminates the Merger Agreement pursuant to clause (c)(i) of the preceding paragraph, then in each case, the Company shall pay, or cause to be paid to Securitas, at the time of termination, an amount equal to $7.5 million (the "Termination Fee") plus an amount equal to Securitas' and Purchaser's actual and reasonably documented out-of-pocket expenses incurred by Securitas or Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, including, without limitation, the fees and expenses of Securitas' counsel and accountants as well as all fees and expenses payable to all banks, investment banking firms, and other financial institutions and Persons and their respective agents and counsel incurred in connection with acting as Securitas' or Purchaser's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the transactions contemplated thereby (the "Expenses"), provided, however, that in no event shall the Company be obligated to pay more than $2.5 million in Expenses. In addition, if the Merger Agreement is terminated by Securitas pursuant to clause (d)(ii), (d)(iv)(A) or (d)(vii) of the preceding paragraph or by the Company pursuant to clause (c)(ii) or (c)(v) of the preceding paragraph and at the time of such termination, Securitas is not in material breach of the Merger Agreement and the Minimum Condition has not been satisfied, then if the Company shall thereafter, within twelve (12) months after a termination pursuant to any of such provisions, enter into an agreement with respect to a Takeover Proposal that provides for the payment of consideration with a value of $29.00 or more per Share to be acquired, the Company shall pay the Termination Fee and the Expenses concurrently with entering into any such agreement; provided, however, that in no event shall the Company be obligated to pay more than $2.5 million in Expenses.

  STOCK OPTION AGREEMENT. The following is a summary of certain portions of the Stock Option Agreement and is qualified in its entirety by reference to the Stock Option Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Stock Option Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

  As a condition and inducement to Securitas' entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Securitas and the Company entered into the Stock Option Agreement, pursuant to which, among another things, the Company has granted Securitas the irrevocable Company Option to purchase up to 2,437,079 Shares at a cash purchase price per Share of $29.00 (the "Purchase Price"), provided, however, that in no event shall the number of Shares for which the Company Option is exercisable exceed 19.9% of the Company's issued and outstanding shares of Company Common Stock. The Stock Option Agreement will terminate, and the Company Option will expire, on the earliest of (i) the Effective Time; and
(ii) sixty (60) days after (x) the Merger Agreement becomes terminable under circumstances which would entitle Securitas to receive the Termination Fee pursuant to the first sentence of Section 8.2(b) of the

Merger Agreement or (y) Securitas becomes entitled to receive the Termination Fee pursuant to the second sentence of Section 8.2(b) of the Merger Agreement (the date referred to in clause (ii) being hereinafter referred to as the "Option Termination Date") and, provided that, if the Company Option cannot be exercised or the Shares cannot be delivered to Securitas upon such exercise because the following conditions have not yet been satisfied: (A) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect (B) any applicable waiting periods under the HSR Act shall have expired or been terminated or (C) any approvals and consents required to be obtained prior to the delivery of the Shares under applicable foreign antitrust or competition laws shall have been obtained and be in full force and effect the Option Termination Date shall be extended until thirty (30) days after such impediment to exercise or delivery has been removed.

  The Company Option may be exercised if (i) the Merger Agreement becomes terminable under circumstances which would entitle Securitas to receive the Termination Fee pursuant to the first sentence of Section 8.2(b) of the Merger Agreement or (ii) Securitas becomes entitled to receive the Termination Fee pursuant to the second sentence of Section 8.2(b) of the Merger Agreement.

  In the event Securitas wishes to exercise the Company Option, Securitas shall send a written notice to the Company (the "Stock Exercise Notice") specifying a date (subject to the HSR Act and approvals and consents under applicable foreign antitrust or competition laws) not later than ten (10) business days and not earlier than three (3) business days following the date such notice is given for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Shares subject to the Company Option and the purchase price per Share shall be appropriately adjusted to restore Securitas to its rights thereunder, including its right to purchase Shares representing 19.9% of the capital stock of the Company entitled to vote generally for the election of the directors of the Company which is issued and outstanding immediately prior to the exercise of the Company Option at an aggregate purchase price equal to the Purchase Price multiplied by number of shares initially subject to the Company Option.

  If at any time Securitas is entitled to exercise the Company Option, Securitas may elect, in lieu of exercising the Company Option, to send a written notice to the Company (the "Cash Exercise Notice") specifying a date not later than twenty (20) business days and not earlier than ten (10) business days following the date such notice is given on which date the Company shall pay to Securitas an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Company Option as Securitas shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Company Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to a Takeover Proposal giving rise to an event described in Section 2(d) of the Stock Option Agreement (the "Alternative Purchase Price") or (y) the closing price of the shares of Company Common Stock on the NYSE Composite Tape on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such property other than cash included in the Alternative Purchase Price. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five (5) trading days ending five (5) days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash as described above, the obligations of the Company to deliver Shares pursuant under the Stock Option Agreement shall be terminated with respect to such number of Shares for which Securitas shall have elected to be paid the Spread. As used in the Stock Option Agreement, "person" has the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

  Notwithstanding any other provision of the Stock Option Agreement, in no event shall Securitas' Total Profit (as defined below) exceed $15 million and, if it otherwise would exceed such amount, Securitas, at its sole election, shall either (a) reduce the number of shares of Company Common Stock required to be delivered by the Company pursuant to the Company Option, (b) deliver to the Company for cancellation Shares previously purchased by Securitas, (c) reduce the cash payable to Securitas pursuant to the Cash Exercise Notice, (d) pay cash or other consideration to the Company or (e) undertake any combination thereof, so that Securitas' Total Profit shall not exceed $15 million after taking into account the foregoing actions. Notwithstanding any other provision of the Stock Option Agreement, the Company Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $15 million and, if exercise of the Company Option otherwise would exceed such amount, Securitas, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $15 million; provided, that nothing in this sentence shall restrict any exercise of the Company Option permitted thereby on any subsequent date at the Purchase Price.

  As used in the Stock Option Agreement, the term "Notional Total Profit" with respect to any number of Shares as to which Securitas may propose to exercise the Company Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that the Company Option were exercised on such date for such number of Shares and assuming that such Shares, together with all other Shares held by the Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Company Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions). As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Securitas with respect to the Termination Fee and pursuant to the Cash Exercise Notice and (ii) (x) the net cash amounts received by Securitas pursuant to any sale of Shares (or any other securities into which such Shares are converted or exchanged) to any unaffiliated party within one (1) year after the closing date of the Company Option, less (y) Securitas' purchase price for such Shares.

  In the Stock Option Agreement, the Company has granted to Securitas registration rights with respect to the Shares issuable upon exercise of the Company Option.

  STOCKHOLDERS AGREEMENT. The following is a summary of certain portions of the Stockholders Agreement and is qualified in its entirety by reference to the Stockholders Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Stockholders Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

  As a condition and inducement to Securitas and Purchaser entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Securitas and Purchaser entered into the Stockholders Agreement with The Thomas W. Wathen Charitable Remainder Unitrust 1999, The Wathen 1999 Annuity Trust and The Thomas W. Wathen Foundation (the "Stockholders") who beneficially own 3,700,537 Shares in the aggregate. Pursuant to the Stockholders Agreement, the Stockholders have agreed to validly tender pursuant to the Offer all Shares owned by them, representing approximately 30.2% of the outstanding Shares, as well as any Shares acquired by them after the date of the Stockholders Agreement, and not thereafter withdraw such tender.

  In addition, the Stockholders have agreed that, during the Term (as defined below), at any meeting of the Company's stockholders, however called, and in any action by consent of the stockholders of the Company, each Stockholder shall vote its Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Restated Certificate of Incorporation or By-Laws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote such Shares directly. For purposes of the Stockholders Agreement, "Term" means the term from the date of the Stockholders Agreement until the earliest to occur of (x) termination of the Stockholders Agreement, (y) the expiration of the Stock Option with respect to such Stockholder's Shares and (z) the closing of any exercise of such Stock Option.

  Under the Stockholders Agreement, in order to induce Securitas and Purchaser to enter into the Merger Agreement, each Stockholder granted to Securitas or Purchaser, as Securitas may designate, an irrevocable option (each such option, a "Stock Option") to purchase all, but not in any part or less than all, of such Stockholder's Shares (in such context, the "Option Shares") at a purchase price per share equal to the higher of (i) the Per Share Amount and
(ii) if the Offer is consummated, the highest price paid by Purchaser pursuant to the Offer (the "Exercise Price"). Each Stock Option may be exercised if (i) the Merger Agreement becomes terminable under circumstances that would entitle Securitas to receive the Termination Fee pursuant to the first sentence of
Section 8.2(b) of the Merger Agreement, (ii) the Offer is consummated but (due to failure by the Stockholder who has granted such Stock Option to tender validly and not withdraw) Purchaser has not accepted for payment or paid for all such Stockholder's Shares or (iii) Securitas becomes entitled to receive the Termination Fee pursuant to the second sentence of Section 8.2(b) of the Merger Agreement.

  Each Stock Option (i) shall become exercisable, in whole but not in part, on the date on which the first event referred to in the preceding paragraph shall occur or, if later, the date on which (A) all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise shall have expired or been waived and all approvals of and consents to such purchase required under applicable foreign antitrust and competition laws shall have been obtained and be in full force and effect and (B) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of such Stock Option pursuant to the Stockholders Agreement, and
(ii) shall remain exercisable until the date which is sixty (60) days following the first such date on which such Stock Option becomes exercisable pursuant to clause (i) of this paragraph.

  Under the Stockholders Agreement, in the event (i) the Shares are acquired by Securitas or any of its affiliates upon exercise of the Stock Option or pursuant to the Offer and (ii) within one (1) year of the date of such acquisition Securitas or any of its affiliates acquires 20% or more of the outstanding shares of Company Common Stock from the Company's stockholders (whether by means of a new tender offer, open-market purchases, merger or otherwise), then the Stockholders shall be entitled to receive, in respect of each Share, the excess, if any, of the highest price paid by Securitas or any of its affiliates for such shares over the Exercise Price.

  Also, in the event the Stock Option is exercised and Securitas sells the Option Shares within one year of the date of such exercise, Securitas shall pay the Stockholders, in respect of each Option Share, an amount equal to the net proceeds received by Securitas in respect of such sale, less the sum of
(i) the Exercise Price plus (ii) any additional amounts paid pursuant to the preceding paragraph. In the event the Stock Option is exercised and Securitas sells the Option Shares after the first anniversary but before the second anniversary of such exercise, Securitas shall pay the Stockholders, in respect of each Option Share, an amount equal to 50% of the net proceeds received by Securitas in respect of such sale, less the sum of (i) the Exercise Price plus
(ii) any additional amounts paid pursuant to the preceding paragraph. Under the Stockholders Agreement, the provisions of this paragraph shall be void and of no further force or effect if Securitas acquires 100% of the Company Common Stock pursuant to the Merger Agreement or otherwise.

  Each of the Stockholders has constituted and appointed Purchaser and Securitas, or any nominee of Purchaser and Securitas, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "Proxy") for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering the Merger and the Merger Agreement, any Takeover Proposal and the transactions contemplated by the Merger Agreement (if permitted under the Restated Certificate of Incorporation or By-Laws) and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware Law may permit or require as provided under the Stockholders Agreement.

  Except as contemplated by the Stockholders Agreement and the Merger Agreement, each Stockholder has agreed during the Term not to (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, or create or permit to exist any Encumbrance (as defined in the Stockholders Agreement) on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations thereunder or the transactions contemplated thereby or by the Merger Agreement. During the Term, each Stockholder has agreed not to, and has agreed not to permit or authorize any of its officers, directors, employees, agents or representatives (collectively, the "Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal. Upon execution of the Stockholders Agreement, each Stockholder has agreed to, and has agreed to cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing.

  The Stockholders Agreement provides that each Stockholder will promptly notify Securitas of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder, and each Stockholder will immediately communicate to Securitas the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Securitas copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the person making such proposal or inquiry or engaging in such discussion or negotiation. Notwithstanding any provision discussed above to the contrary, if any Stockholder or any of its Representatives is a member of the Board of Directors, such member of the Board of Directors may take actions in such capacity to the extent permitted by Section 5.2 of the Merger Agreement.

  The Stockholders Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by each of the Stockholders as to due authorization, the absence of any failure to make required filings and consents, the absence of conflicts with trust agreements and other similar documents and contracts and title to its Shares. The Stockholders Agreement will terminate and be of no force and effect (i) by written mutual consent of the parties or (ii) automatically and without any required action of the parties upon the Effective Time. No such termination of the Stockholders Agreement shall relieve any party from any liability for any breach of the Stockholders Agreement prior to termination. Securitas will indemnify each Stockholder against all claims, action, suit, proceeding or investigation, losses, damages, liabilities (or actions in respect thereof), costs and expenses (including reasonable fees and expenses of counsel) arising out of or based upon the execution or delivery of the Stockholders Agreement or the performance by such Stockholder of its obligations thereunder.

  NEW EMPLOYMENT AGREEMENTS. The following is a summary of certain portions of the New Employment Agreements with certain of the Company's senior executive officers that will become effective as of the Effective Date (defined in the New Employment Agreements as the time that the Purchaser or Securitas purchases any of the Shares pursuant to the Offer) and is qualified in its entirety by reference to the New Employment Agreements, copies of which have been filed with the SEC as exhibits to the Schedule 14D-1. The New Employment Agreements may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

  In connection with the Merger Agreement, each of Denis R. Brown, the Company's President and Chief Executive Officer, C. Michael Carter, Executive Vice President, General Counsel and Corporate Secretary of the Company, James
P. McCloskey, Executive Vice President and Chief Financial Officer of the Company, and Don W. Walker, Executive Vice President, The Americas, of the Company, has entered into a New Employment Agreement with the Company, a subsidiary of the Company and Securitas. See the Information Statement pursuant to Section 14(f) of the Exchange Act, attached to the Schedule 14D-9 as Annex A, for a description of the existing employment agreements.

  Mr. Brown's New Employment Agreement provides for a three year term beginning at the Effective Date. Mr. Brown will be employed as the Company's President and Chief Executive Officer and will receive an annual base salary of $705,495, to be reviewed annually. In addition to his base salary, for fiscal year 1999, Mr. Brown is eligible to receive annual incentive compensation determined in accordance with the Company's 1999 Annual Incentive Compensation Program. For subsequent fiscal years, Mr. Brown will be eligible to participate in a new annual incentive program to be developed by Securitas, with a target bonus equal to 60% of base salary and a maximum annual bonus opportunity equal to 200% of his target annual bonus. For all fiscal years after a subsequent Change in Control (as defined in Mr. Brown's New Employment Agreement), Mr. Brown will be entitled to receive no less than his target bonus. For fiscal years 1999 through 2001, Mr. Brown is eligible to receive long-term incentive compensation with an aggregate target equal to $1,800,000, and a maximum long-term incentive bonus for such fiscal years equal to 150% of his aggregate target amount. In the event of a subsequent Change in Control, Mr. Brown will be entitled to receive no less than his target long-term incentive bonus for fiscal years 1999 through 2001. At the Effective Date, Mr. Brown's existing benefits under the Company's Supplemental Retirement Income Plan, as amended (the "SRIP"), becomes 100% vested and accrued. The SRIP entitles Mr. Brown to payments equal to 52.5% of his Final Average Monthly Compensation (as defined in the SRIP) (which Final Average Monthly Compensation is subject to a floor) for a minimum of fifteen (15) years commencing upon his Normal Retirement Age in the Normal Benefit Form (as each such term is defined in the SRIP). The Company will continue to provide
Mr. Brown with $3,000,000 of life insurance during the term of the agreement, with an annual Company-paid premium not to exceed $10,000. If Mr. Brown is involuntarily terminated without Cause (as defined in Mr. Brown's New Employment Agreement), he will receive a lump-sum cash payment equal to the sum of (x) his base salary plus target annual incentive compensation for the balance of the term of the agreement plus (y) his target long-term incentive compensation for fiscal years 1999 through 2001. If Mr. Brown's employment is terminated for Good Reason (as defined in Mr. Brown's New Employment Agreement), he receives the same benefits as if he were terminated without Cause, except that, his annual and long-term incentive compensation payable will be calculated on the basis of actual performance. In the event Mr. Brown's employment is terminated as a result of incapacity, he is entitled to the same benefits as if he had been terminated by the Company without Cause, reduced by any disability payments provided by the Company. If Mr. Brown's New Employment Agreement is terminated within twenty-four (24) months of the Effective Date either by the Company without Cause, by Mr. Brown under certain circumstances constituting Good Reason, or in the event that the Company or Securitas takes any action which would constitute Good Reason, but for which Mr. Brown does not terminate his employment, Mr. Brown is entitled to receive a gross-up payment to reimburse him for any and all excise tax liability under Sections 280G or 4999 of the Code. Mr. Brown's New Employment Agreement contains a covenant not to compete with the Company or interfere with its business relationships for one year following the end of the term of the agreement.

  The New Employment Agreements for Messrs. Carter, McCloskey and Walker (each an "Executive Officer") provide for a three year term beginning at the Effective Date. Mr. Carter will be employed as the Company's Executive Vice President, Mr. McCloskey will be employed as the Company's Executive Vice President and Chief Financial Officer, and Mr. Walker will be employed as the Company's Executive Vice

President, Operations. The New Employment Agreements for Messrs. Carter, McCloskey and Walker provide for an annual base salary of $351,797, $321,435, and $373,252, respectively, to be reviewed annually. In addition to his base salary, for fiscal year 1999, each Executive Officer is eligible to receive annual incentive compensation determined in accordance with the Company's 1999 Annual Incentive Program. For subsequent fiscal years, each Executive Officer will be eligible to participate in a new annual incentive program to be developed by Securitas, with a target bonus equal to 45% of base salary and a maximum annual bonus opportunity equal to 200% of his target annual bonus. For all fiscal years after a subsequent Change in Control (as defined in each Executive Officer's New Employment Agreement), each Executive Officer will be entitled to receive no less than his target bonus. For fiscal years 1999 through 2001, Messrs. Carter, McCloskey and Walker are eligible to receive long-term incentive compensation with an aggregate target equal to $792,000, $723,000, and $840,000, respectively, and a maximum long-term incentive bonus for such fiscal years equal to 150% of his target amount. In the event of a subsequent Change in Control, each Executive Officer will be entitled to receive no less than his target long-term incentive bonus for fiscal years 1999 through 2001. At the Effective Date, each Executive Officer's existing benefits under the SRIP becomes 100% vested and accrued. The SRIP entitles each Executive Officer to payments equal to 52.5% of his Final Average Monthly Compensation (as defined in the SRIP) (which Final Average Monthly Compensation is subject to certain floors for each Executive Officer, respectively) for a minimum of fifteen (15) years commencing upon his Normal Retirement Age in the Normal Benefit Form (as each such term is defined in the SRIP). The Company will continue to provide each Executive Officer with $1,500,000 of life insurance during the term of the agreement, with an annual Company-paid premium not to exceed $5,000. If an Executive Officer is involuntarily terminated without Cause (as defined in each Executive Officer's New Employment Agreement), he will receive a lump-sum cash payment equal to the sum of (x) his base salary plus target annual incentive compensation for the balance of the term of the agreement plus (y) his target long-term incentive compensation for fiscal years 1999 through 2001. If an Executive Officer's employment is terminated for Good Reason (as defined in each Executive Officer's New Employment Agreement), he receives the same benefits as if he were terminated without Cause, except that, his annual and long-term incentive compensation payable will be calculated on the basis of actual performance. In the event an Executive Officer's employment is terminated as a result of incapacity, he is entitled to the same benefits as if he had been terminated by the Company without Cause, reduced by any disability payments provided by the Company. If an Executive Officer's New Employment Agreement is terminated within twenty-four (24) months of the Effective Date either by the Company without Cause, by an Executive Officer under certain circumstances constituting Good Reason, or in the event that the Company or Securitas takes any action which would constitute Good Reason, but for which the Executive Officer does not terminate his employment, the Executive Officer is entitled to receive a gross-up payment to reimburse him for any and all excise tax liability under Sections 280G or 4999 of the Code. Each Executive Officer's New Employment Agreement contains a covenant not to compete with the Company or interfere with its business relationships for one year following the end of the term of the agreement.

  TERMINATION AGREEMENT. The following is a summary of certain portions of the Termination Agreement the Company has entered into with Securitas and Thomas
W. Wathen, the Chairman of the Board of Directors, and is qualified in its entirety by reference to the Termination Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Termination Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

  Pursuant to the terms of the Termination Agreement, effective on the date on which the Offer is consummated, the Personal Services Agreement currently in effect between the Company and Mr. Wathen (the "Services Agreement") will be terminated. From and after that date, the Company will continue to pay to Mr. Wathen the pension of $300,000 per annum which he currently receives under the Services Agreement, on substantially the terms currently in effect. In addition, the Company will continue to provide Mr. Wathen will health benefits on substantially the terms currently provided.

  As part of the Termination Agreement, Mr. Wathen will continue to hold the title "Chairman Emeritus" of the Company. Effective upon consummation of the Offer, Mr. Wathen will resign from the Board of Directors.

  CONFIDENTIALITY AGREEMENT. The following is a summary of certain portions of the Confidentiality Agreement and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. The Confidentiality Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

  As a condition to the furnishing by Securitas or the Company (the "Provider") of information ("Information") to the other (the "Recipient"), each of Securitas and the Company has agreed, among other things, that the Recipient will keep such Information confidential and will not use the Information in any way detrimental to the Provider and will not use the Information other than in connection with the evaluation of the potential transaction between Securitas and the Company (the "Evaluation"). "Information" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by the Provider or its directors, officers, employees, agents or advisors, (ii) becomes available to the Recipient on a non-confidential basis from a source other than the Provider or its advisers, provided that such source is not known to be bound by a confidentiality agreement with or other obligation of secrecy with the Provider or (iii) is independently developed by the Recipient or is already in the possession of the Recipient, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with the Provider.

  The Confidentiality Agreement provides that for a period of two years from the date of the Confidentiality Agreement, each of Securitas and the Company agrees that neither it nor any of its affiliates will, without the prior written approval of the board of directors of the other, with respect to the other (including subsidiaries) (i) acquire or offer to acquire beneficial ownership of any equity securities, options or other rights to acquire securities or any assets, (ii) offer to enter any acquisition or other business combination transaction, (iii) make or seek to advise or influence any person with respect to the voting of any voting securities, (iv) act to seek to control or influence the board of directors or policies, (v) participate in or encourage the formation of a control group which seeks to do any of the foregoing, (vi) propose, publicly announce or request any of the foregoing or (vi) advise, assist or encourage any person in connection with the foregoing.

12.PLANS FOR THE COMPANY; OTHER MATTERS

  PLANS FOR THE COMPANY. If, as and to the extent that Securitas acquires control of the Company, Securitas intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, changes in the Company's business, corporate structure, capitalization, management or dividend policy. Securitas intends to combine the Company's subsidiaries operating in the United Kingdom, Germany, France, Portugal, Slovakia, and Czech Republic with Securitas' European operations.

  Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Securitas intends promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Board of Directors. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Purchaser or any of its subsidiaries pursuant to the Offer, Securitas will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Securitas or any affiliate of Securitas bears to the number of Shares outstanding. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company immediately before the Effective Time of the Merger will be the initial directors and officers, respectively, of the Surviving Corporation, in each case until their successors are elected or appointed and qualified.

  Purchaser, Securitas or an affiliate of Purchaser or Securitas may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the Per Share Amount. Purchaser, Securitas and their respective affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

  Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, neither Purchaser nor Securitas has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its Subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Board of Directors.

  STOCKHOLDER APPROVAL. Under Delaware Law, the approval of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement, the Stock Option Agreement and the Stockholders Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Stockholders Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware Law. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. In the event that Purchaser and its subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

  SHORT-FORM MERGER. Section 253 of Delaware Law provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser and its subsidiaries acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of Delaware Law. In the Merger Agreement, the Company, Securitas and Purchaser have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the expiration date of the Offer (as it may be extended) for up to ten (10) business days, if on such expiration date the conditions for the Offer set forth in Section 14 of this Offer to Purchase shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn represents less than 90% of the then issued and outstanding Shares on a fully diluted basis. If Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser may seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than the Per Share Amount. Purchaser presently intends to effect a short-form merger if permitted to do so under Delaware Law.

  APPRAISAL RIGHTS. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of Delaware Law including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of Delaware Law, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER DELAWARE LAW DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER DELAWARE LAW. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW.

  RULE 13E-3. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one (1) year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the SEC and disclosed to minority stockholders prior to consummation of the transaction.

13.DIVIDENDS AND DISTRIBUTIONS

  As described above, the Merger Agreement provides that, until the Effective Time, except as expressly set forth in or contemplated by the Merger Agreement, the Company will not: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a wholly owned Subsidiary may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or (C) of its other securities, other than Shares issued upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with the Option Plans as in effect on the date of the Merger Agreement; or (iii) split, combine or reclassify any of its outstanding capital stock.

14.CONDITIONS TO THE OFFER

  Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or all approvals of and consents to the Merger Agreement, the Stock Option Agreement and the Stockholders Agreement and the transactions contemplated thereby that are required under applicable foreign antitrust or competition laws shall not have been obtained prior to the expiration of the Offer or be in full force and effect at such expiration or
(iii) at any time after the date of the Merger Agreement and before the time of acceptance for payment of any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exists:

  (a) there shall be an injunction or other order, decree, judgment or ruling issued by a Governmental Entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a Governmental Entity of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Stockholders Agreement, (ii) prohibits or restricts the ownership or operation by Securitas (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Securitas (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of Securitas effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Securitas on all matters properly presented to the stockholders of the Company or (iv) imposes any material limitations on the ability of Securitas or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company and its subsidiaries; or

  (b) the Merger Agreement shall have been terminated by the Company or Securitas in accordance with its terms or any event shall have occurred which gives Securitas or Purchaser the right to terminate the Merger Agreement or not consummate the Merger; or

  (c) there shall have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely to have a Material Adverse Effect (as defined below); provided that, for purposes of this clause (c), any adverse effect that is caused by conditions affecting the economy or financial markets generally or results from the announcement of the transactions contemplated by the Merger Agreement shall not be taken into account in determining whether there has been a Material Adverse Effect; or

  (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to materiality or a Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination; provided that, for purposes of this clause (d), any adverse effect that is caused by conditions affecting the economy or financial markets generally or results from the announcement of the transactions contemplated by the Merger Agreement shall not be taken into account in determining whether there has been a Material Adverse Effect; or

  (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

  (f) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (other than a shortening of trading hours or any coordinated trading halt for less than 24 hours triggered solely as a result of a specified increase or decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Sweden, (iii) any material limitation (whether or not mandatory) by an government or Governmental Entity, on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States or Sweden, (v) any decline of at least 20% in the Standard & Poor's 500 Index from the levels thereof as of the last trading day immediately preceding the date of the Merger Agreement or (vi) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

  (g) the Board of Directors (i) shall have withdrawn, or modified or changed in a manner adverse to Securitas or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement, the Stock Option Agreement or the Stockholders Agreement or the transactions contemplated thereby, including the Offer or the Merger, (ii) shall have recommended a Takeover Proposal or (iii) shall have adopted any resolution to effect any of the foregoing; provided, that the foregoing shall not apply solely as a result of the Company or the Board of Directors making such disclosure to the Company's stockholders as, in good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law; or

  (h) any Person or "group" (as defined in Section 13(d)(3) of the Exchange
      Act), other than Securitas, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares, or the Board of Directors shall have taken any action, including amending the Rights Agreement or waiving Section 203 of the Delaware Law or Article TWELFTH of the Restated Certificate, to enable any Person to acquire beneficial ownership of 15% or more of the Shares; or

  (i) any party to the Stockholders Agreement other than Purchaser and Securitas shall have breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreement or any such agreement shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Securitas and Purchaser under the Merger Agreement or the Stockholders Agreement;

which, in the reasonable judgment of Securitas with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

  Under the Merger Agreement, the foregoing conditions are for the sole benefit of Securitas and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Purchaser) giving rise to any such conditions and, subject to the terms of the Merger Agreement, may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Purchaser and subject to the terms of the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  For purposes of the Merger Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company or any of the Subsidiaries that is or is reasonably likely to be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets or, liabilities of the Company and the Subsidiaries taken as a whole.

15.CERTAIN LEGAL MATTERS

  GENERAL. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser, or Securitas is aware of any license or regulatory permit that appears to be material to the business of the Company and its Subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise, or, except as set forth above, of any approval or other action by any Governmental Entity that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser presently contemplates that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  STATE ANTITAKEOVER STATUTES. Section 203 of the Delaware Law, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of Delaware Law are not applicable to any of the transactions contemplated by the Merger Agreement, because the Merger Agreement and the transactions contemplated thereby were approved by the Board of Directors prior to the execution thereof.

  A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  Purchaser does not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of Delaware Law, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

  ANTITRUST. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  Pursuant to the requirements of the HSR Act, Securitas and Purchaser expect to file their Notification and Report Forms with respect to the Offer and Merger with the DOJ and the FTC on or about February 26, 1999. As a result, assuming such filings are made on February 26, 1999, the waiting period under the HSR Act with respect to the Offer is scheduled to expire at 11:59 p.m., New York City time, on March 12, 1999 (the fifteenth day after such filings are made), unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Securitas or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Securitas and the Company with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Securitas. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction and since the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues, the parties may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Purchaser or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Securitas and the Company are engaged, Purchaser and Securitas believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

  As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws of the United States that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  FOREIGN REGULATION. Under German laws and regulations relating to monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the Federal Cartel Office (the "FCO") and certain waiting period requirements have been satisfied without the issuance by the FCO of an order to refrain. The purchase of Shares by Purchaser pursuant to the Offer and the consummation of the Merger may be subject to such requirements. Under such laws, the FCO has one month from the time of filing of such information with the FCO to advise the parties of its intention to investigate the Offer and the Merger, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. On February 22, 1999, Securitas filed the required notification with the FCO and requested early termination of the one-month waiting period. On February 25, 1999, Purchaser was advised that the FCO had granted early termination of the waiting period.

  Under Portuguese laws and regulations relating to monopolies and competition, certain acquisition transactions may not be consummated in Portugal unless certain information has been furnished to the General Office of Trade and Competition (the "DGCC") and certain waiting period requirements have been satisfied without the issuance by the Minister in Charge of Trade (the "MCT") of an order to refrain. The purchase of Shares by Purchaser pursuant to the Offer and the consummation of the Merger may (due to combined market shares of Securitas and the Company) be subject to such requirements. Under such laws, the DGCC has forty (40) days from the time of filing of such information with the DGCC to deliver the case to the MCT. The MCT has fifty
(50) days from the time of filing to tacitly approve the Merger or to request an opinion of the Competition Council (the "CC"). If an opinion is requested, the CC must issue an opinion on the Merger and the Offer within thirty (30) days from the receipt of the request, and the MCT must make a decision within fifteen (15) days after receipt of the opinion of the CC. These delays can be suspended if DGCC requires further information. On February 24, 1999, Securitas filed the required notification with the DGCC and requested early termination of the waiting periods. However, there can be no assurance that the MCT will not investigate or oppose the transaction or that early termination of the waiting period will be granted.

  Section 721 of the Defense Production Act of 1950 (50 U.S.C. App. 2170), as amended (also known, and defined herein, as the "Exon-Florio" provision) authorizes the President to "suspend or prohibit" any foreign acquisition, merger, or takeover of a U.S. corporation that is determined to "threaten the national security of the United States." To assist in making this determination, Exon-Florio provides for the President or his designee to receive written notice of an acquisition. Such notice is voluntary, and is filed with the President's designee, the Committee on Foreign Investment in the United States ("CFIUS"). Once CFIUS has received a complete notification, CFIUS undertakes a review of the notified transaction. Within thirty (30) days of receipt of such notice CFIUS must determine whether to undertake an "investigation" of the transaction. A CFIUS investigation must end within forty-five (45) days, and the President must determine whether to take action with respect to the transaction within fifteen (15) days thereafter. While Securitas intends to provide timely notice of the Offer and the Merger to CFIUS, neither Securitas nor Purchaser believes there is any basis for CFIUS to investigate the Offer or the Merger. However, there can be no assurance that CFIUS will not investigate the transaction.

  FEDERAL RESERVE BOARD REGULATIONS. Regulations U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. The Offer will be funded by an unsecured loan. Accordingly, the Margin Regulations will not apply to the funding of the Offer.

16.FEES AND EXPENSES

  Purchaser and Securitas have retained MacKenzie Partners, Inc. to serve as the Information Agent and IBJ Whitehall Bank & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

  Except as set forth above, neither Purchaser nor Securitas will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser or Securitas for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17.MISCELLANEOUS

  Neither Purchaser nor Securitas is aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser or Securitas become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser or Securitas will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR SECURITAS NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Purchaser and Securitas have filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the SEC the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC).

SECURITAS ACQUISITION CORP.

February 26, 1999

                                  SCHEDULE I

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
                          OF PURCHASER AND SECURITAS

  1. SECURITAS ACQUISITION CORP. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of Sweden and the business address of each such person is c/o Securitas Acquisition Corp., Lindhagensplan 70, P.O. Box 12307 SE-102 28 Stockholm, Sweden. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to positions held with Purchaser.

                                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 ----------------------------   -------------------------------------------------------------------------------------------------
 Thomas F. Berglund..........   Mr. Berglund has been President and a member of the board of directors since February 1999. Mr.
                                Berglund has been President, Chief Executive Officer and a member of the board of directors of
                                Securitas since 1993.
 Hakan Winberg...............   Mr. Winberg has been Vice President and a member of the board of directors since February 1999.
                                Mr. Winberg has been Executive Vice President of Securitas since 1995 and Chief Financial Officer of Securitas since 1985.

  2. SECURITAS AB. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Securitas. Unless otherwise indicated, each such person is a citizen of Sweden and the business address of each such person is c/o Securitas AB, Lindhagensplan 70, P.O. Box 12307 SE-102 28 Stockholm, Sweden. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to positions held with Securitas.

                                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 ----------------------------   -------------------------------------------------------------------------------------------------
 Thomas F. Berglund..........   Mr. Berglund has been President, Chief Executive Officer and a member of the board of directors since 1993.
 Carl G. Bertil Breitkruez...   Mr. Breitkruez has been a member of the board of directors since 1998. Additionally, since 1998, he has been a guard with Securitas Bevakning AB and a member of the Swedish Transport Worker's
                                Union. He has also held the position of guard at Securitas Response AB from 1997 to 1998,
                                Securitas Stockholm AB from 1995 to 1996, and Svensk Bevaknings Tjanst AB from 1990 to 1995. Mr.
                                Breitkruez's business address is P.O. Box 10229, Stockholm, Sweden.
 Amund Skarholt..............   Mr. Skarholt, a Norwegian citizen, has been Executive Vice President since 1994. He held the position of Country Manager at Securitas A/S from 1991 to 1994.
 Hakan Winberg...............   Mr. Winberg has been Executive Vice President since 1995 and Chief Financial Officer since 1985.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 ----------------------------   -------------------------------------------------------------------------------------------------
 Gustaf A.S. Douglas.........   Mr. Douglas has been a member of the board of directors since 1985 and Vice Chairman since 1993.
                                From 1985 to 1992, he was Chairman. He is also Chairman of the board of directors of Investment
                                AB Latour, SakI AB, Fagerhult AB and Stockholm Chamber of Commerce, Vice Chairman of the board of directors of Swedish Television, and a board member of Pharmacia & UpJohn Inc., Assa Abloy AB and
                                Munksjo AB. He has served as a board member of Skanska AB, Hasselfors AB, HQ and Oresund AB. His business address is Forvaltnings AB Wasatornet, P.O. Box 7031, 10386 Stockholm, Sweden.
 Phileppe Foriel-Destezet....   Mr. Destezet has been a member of the board of directors since 1998. Additionally, he has been the Chairman of the board of directors of Nescofin UK Ltd since 1998. Mr. Destezet is a French citizen with UK residence, and his business address is 29 Rutland Gate, London SW71PD, U.K.
 B. Anders Frick.............   Mr. Frick has been a member of the board of directors since 1985. He is also a board member of
                                Expanda AB, Fagerhult AB, Getinge Industrier AB, Humkgarden Fastigheter AB, Lifco AB, Nordbanken,
                                Sweco AB and ProstaLund AB. He has served as the President and CEO of Arjo AB from 1985 to 1994.
                                His business address is Chemin de Montlellaz, F-74290 Veyrier du Lac, France.
 Anna Camilla Henricsson.....   Ms. Henricsson has been a member of the board of directors since 1993. She is a guard with
                                Securitas Varde AB and a member of the Swedish Transport Workers' Union. Her business address is
                                P.O. Box 12516, 10229 Stockholm, Sweden.
 Dr. Wilhelm Heilmann........   Dr. Heilmann has been a member of the board of directors since 1998. From 1968 to 1994, he was the Senior Vice President of VEBA AG. Dr. Heilmann is a German citizen, and his business address is Raab Karcher AG Veba Immobilien Management, Postfach 103152, 45131 Essen, Germany.
 Ulf Jarnefjord..............   Mr. Jarnefjord, a Swedish resident, is an Intervention Guard at Securitas Bevakning AB. His
                                business addresss is Securitas Bevakning AB, Box 65, 40121 Goteborg, Sweden.
 Rune Lindblad...............   Mr. Lindblad has been a member of the board of directors since 1995. He is also a service technician with Securitas Larm AB, a member of the Swedish Electricians' Union. His business address is Lindhagensplan 70, Stockholm, Sweden.
 R. L. Berthold Lindqvist....   Mr. Lindqvist has been a member of the board of directors since 1994. He is also Chairman of the board of directors of Munters AB and a board member of Trelleborg AB, Pharmacia & Upjohn Inc. AB,
                                PLM AB, and Gambro AB. He served as President and CEO of Gambro AB from 1984 to 1998. His business address is Gamlegardsvagen 50, 21620 Malmo, Sweden.

                                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
             NAME                                      MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
 ----------------------------   -------------------------------------------------------------------------------------------------
 C. Fredrik O. Palmstierna...   Mr. Palmstierna has been a member of the board of directors since 1992. From 1985 to 1992, he was deputy member of the board of directors. He is also Chairman of the board of directors of Svenska
                                Tempus AB, and a board member of BPA, Fagerhult AB, Investment AB Latour, Almedahls, and
                                Hultafors. He is a board member of Hagstromer & Qviberg. His business address is SakI AB, P.O.
                                Box 7158, 10388 Stockholm, Sweden.
 Melker Y. G. Schorling......   Mr. Schorling has been Chairman of the board of directors since 1993. From 1987 to 1992, he was
                                President and CEO. He is Vice Chairman of Assa Abloy AB, and a board member of Cardo AB, Hennes &
                                Mauritz AB and the Federation of Swedish Industries. From 1993 to 1997, he was President and CEO
                                of Skanska AB and Chairman and Vice Chairman of Scancem AB. Mr. Schorling also has served as
                                Chairman of Skanska AB from 1997 to 1998 and JM Byggands & Fastighets AB from 1993 to 1998.
 Carl F. W. Douglas..........   Mr. Douglas has been a deputy member of the board of directors since 1992. He is currently an
                                Analyst for the Swedish Ministry of Defense. He is also a board member of SakI AB, PM-Luft AB and
                                Specma AB. His business address is Rydboholm, S-18494 Akersberga, Sweden.
 Bjorn Magne Drewa...........   Mr. Drewa has been a Field Engineer with Securitas Bevakning AB, since 1979 and a deputy member of the board of directors since 1996. His business address is Securitas Bevakning AB, P.O. Box
                                12516, 10229 Stockholm, Sweden.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                       THE DEPOSITARY FOR THE OFFER IS:

                      IBJ WHITEHALL BANK & TRUST COMPANY

                               Telephone Number:
                                (212) 858-2103

        BY MAIL:                 BY FACSIMILE:         BY HAND OR OVERNIGHT
                                                            DELIVERY:
       P.O. Box 84              (212) 858-2611           One State Street
  Bowling Green Station      Attn: Reorganization    New York, New York 10004
   New York, New York             Operations             Attn: Securities
       10274-0084                 Department             Processing Window
  Attn: Reorganization                                 Subcellar One, (SC-1)
       Operations
       Department

                Confirm Facsimile by Telephone: (212) 858-2103

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                    [LOGO]

                               156 FIFTH AVENUE
                           NEW YORK, NEW YORK 10010
                         (212) 929-5500 (CALL COLLECT)
                                      OR
                        CALL TOLL-FREE: (800) 322-2885

                               ----------------